Exhibit 99.1

                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards


March 28, 2003

PricewaterhouseCoopers LLP
2020 Main Street, Suite 400
Irvine, CA  92614

To Whom It May Concern:

As of and for the year ended December 31, 2002, Onyx Acceptance Corporation has complied in all material respects with the minimum specified servicing standards related to the trusts identified in Exhibit I set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").


Very truly yours,

ONYX ACCEPTANCE CORPORATION


/s/ John W. Hall
John W. Hall
Chief Executive Officer
March 28, 2003

/s/ Don P. Duffy
Don P. Duffy
Chief Financial Officer
March 28, 2003

/s/ Todd Pierson
Todd Pierson
Chief Information Officer
March 28, 2003

/s/ David G. MacInnis
David G. MacInnis
Senior Vice President
March 28, 2003